Exhibit 10.40

2015 CASH-BASED LONG-TERM INCENTIVE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is between MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (the “Company”), and the Participant set forth on the signature page to this Agreement (the “Participant”).

WHEREAS, the Company’s parent, MPM Holdings Inc., (“MPM Holdings”) maintains the MPM Holdings Long-Term Cash Incentive Plan (the “Plan”) for the benefit of employees of its subsidiaries, including the Company; and

WHEREAS, the Company has agreed to grant to the Participant, a cash-based long-term incentive award (the “Award”) pursuant to the Plan on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1.The Plan.

The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of this Agreement shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

Section 2.Grant of Cash-Based Award.

Subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Participant a cash-based long-term incentive award in the amount and currency set forth on the signature page hereto (the “Target Award”), payable based upon the occurrence of certain business events, including the achievement of specified EBITDA targets, as set forth in section 3 below, and Participant’s continued employment with the Company or one of the Company’s subsidiaries.

Section 3.Conditions to Payment of Award.

Participant’s right to any payment of the award is subject to both service and performance requirements, as described below.

(a) Subject to Participant remaining continuously employed by a subsidiary of the Company through the date of payment, 100% of the Target Award will be payable in April 2017 if, after Fiscal Year 2016 is completed, the Company has reported total EBITDA for the 2015 and 2016 Fiscal Years at least equal to the total EBITDA reflected in the Company’s annual budget for such Fiscal Years.

(b)    Notwithstanding Section 3(a), 25% of each Participant’s Target Award shall be non-forfeitable if, after Fiscal Year 2015 is completed, the Company has reported at least $263 million of EBITDA for the 2015 fiscal year.

(c)    In order to be eligible to receive any payment of an award, Participant must be actively employed with the Company or one of the Company’s subsidiaries on the date that payment occurs.

(d)    Annual EBITDA, which is the basis of any performance award, must be approved by the MPM Holdings Audit Committee.

(e)    All payments made under the Plan will be subject to any and all applicable income, employment and other tax withholding requirements.

(f)    The measurement period for the achievement of the EBITDA targets begins January 1, 2015, and runs through Fiscal Year-end 2016.

Section 4.Other Information.

EBITDA (sometimes also referred to as Segment EBITDA) stands for earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations for the relevant period as reported on the financial statements.

The Company values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under one’s supervision to behave in this manner is never in the best interest of the Company. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under a participant’s supervision is knowingly condoned, any award to a participant under the Plan is subject to forfeiture.

The Plan is strictly a voluntary undertaking on the part of MPM Holdings, and no Person shall have any claim to receive any award under the Plan. The Plan is subject to modification and termination at any time, with or without notification to Participant. All determinations made by MPM Holdings, the Company or the Board in respect of the Plan will be conclusive and binding on Participant, and shall be given the maximum deference permitted by law.

There is no obligation for uniformity of treatment of participants regarding the awards made, including with respect to the vesting or payment of any awards. The terms and conditions of awards made under the Plan need not be the same with respect to each participant.

All payments are subject to applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit or otherwise delay payments due to Participant, then the Company shall have the option to make such payments within thirty (30) days of the date that it is first permitted to make such payments.

Nothing contained in the Plan or any other document related to the Plan constitutes an employment or service commitment by the Company or its subsidiaries; affects the employment status of Participant in the event of a termination without cause; confers upon the Participant any right to remain employed by or in the service of the Company or its subsidiaries; interferes in any way with the right of the Company or its subsidiaries to terminate Participant’s employment; or to change Participant’s compensation or other terms of employment at any time.

The Participant and his or her beneficiaries or heirs shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. The Company’s payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company to pay compensation in the future to those participants to whom the Company has an obligation under the Plan in accordance with its terms. The rights of Participant and his or her beneficiaries or heirs shall be no greater than those of the Company’s unsecured general creditors.

Section 5.Construction.

It is intended that any amounts payable under this Agreement and the Company’s and the Participant’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date specified below.

THE COMPANY:

MOMENTIVE PERFORMANCE MATERIALS INC.

By:    _____________________________

Name:    Susan Walden _______________
Title:    VP, Human Resources _________
Date:    {DATE} ______________

By signing below, you acknowledge having received the Plan document and you further agree to be bound by the terms and conditions of the Plan and this Agreement.

Your participation is contingent upon your acknowledgement and agreement to the provisions of this Plan and Agreement indicated by your signing below and returning it by email to equityadmin@momentive.com by the close of business on {RETURN DATE}.

THE PARTICIPANT:

By:    ____________________________

Name:    __________________________________
Title:    ____________________________
Date:    ____________________________

Last address on the records of the Company:

Target Award: {AMOUNT} {CURR}

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